THIS AMALGAMATION AGREEMENT entered into this 3rd day of March, 2000. PRIVATE

BETWEEN:

E-Bill Direct Inc.
(hereinafter referred to as "E-Bill")
                                           OF THE FIRST PART
- and -

Enersphere.com Inc.
(hereinafter referred to as "Enersphere")
                                           OF THE SECOND PART
- and -

Urbana.ca Enterprises Corp.
(hereinafter referred to as "Urbana")
                                           OF THE THIRD PART

WHEREAS:

A.  E-Bill was incorporated under the Business Corporations Act
(Ontario) (the "Act") by Articles of Incorporation dated the 27th day of May, 1999.

B. Enersphere was incorporated under the Act by Articles of Incorporation dated the 28th day of September, 1999.

C.  Urbana. was incorporated under the Company Act (British
Columbia) by Articles of Incorporation dated the 18th day of November, 1998, and continued under the Act by Articles of Continuance dated the 3rd day of March, 2000.

D. Urbana, Enersphere and E-Bill acting under the authority contained in the Act have agreed to amalgamate on the terms and conditions set out below;

E. Urbana, Enersphere and E-Bill have each made full disclosure to the others of all their respective assets and liabilities.

F. It is desirable that the said amalgamation should be effected;

NOW THEREFORE the parties have agreed as follows:

1. In this Agreement the expression "Amalgamated Corporation" means the Corporation continuing from the amalgamation of E-Bill, Enersphere and Urbana, the parties to this Agreement.

2. E-Bill, Enersphere and Urbana do hereby agree to amalgamate under the provisions of Section 183 of the Act and to continue as one corporation on and subject to the terms and conditions set out below.

3.  The name of the amalgamated Corporation shall be:

                 URBANA ENTERPRISES CORP.

4. The registered office of the amalgamated Corporation shall be at the City of Cambridge, in the Province of Ontario.

5. The Amalgamated Corporation is authorized to issue an unlimited number of shares of a class designated as Common Shares.

6. The right to issue, allot or transfer its shares shall be restricted in that no share or shares of the Amalgamated
Corporation shall be issued, allotted or transferred without either:

(a) the approval of the Board of Directors evidenced by Resolution of the Board of Directors or by an instrument or instruments in writing signed by a majority of the members of the Board of Directors; or

(b) approval of the holders of at least 51% of the shares having full voting rights for the time being outstanding, evidenced by a Resolution passed at a meeting of the holders of such outstanding shares, or by an instrument or instruments in writing signed by the holders of at least 51% of such outstanding shares.

No allotment or issue of the Amalgamated Corporation's securities shall be made pursuant to any invitation to the public to subscribe for such securities.

7.  The minimum number of directors of the Amalgamated
Corporation shall be one (1) and the maximum number of directors shall be ten (10).

8. There shall be no restrictions on the business which the Amalgamated Corporation is authorized to carry on.

9. (a) The number of shareholders of the Amalgamated Corporation, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Amalgamated Corporation, were, while in the employment, and have continued after the termination of that employment, to be shareholders of the Amalgamated Corporation, is limited to not more than fifty, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder.

(b) Any invitation to the public to subscribe for securities of the Amalgamated Corporation is prohibited.

(c) The directors may, and they are hereby authorized from time to time when they deem it expedient:

(i)  borrow money upon the credit of the Amalgamated Corporation;

(ii) issue bonds, debentures, notes or other securities of the Amalgamated Corporation and pledge or sell the same for such prices or other consideration as may be deemed expedient;

(iii) notwithstanding the provisions of the Civil Code of Quebec or any other law, hypothecate, mortgage, pledge and charge, cede and transfer the property, undertaking and assets, real or personal, moveable or immoveable, present or future, of the Amalgamated Corporation, to secure any such bonds, debentures, notes and securities or give any guarantee(s) or give part only of such guarantee for such purposes and constitute the hypothec, mortgage or pledge or charge or cession, and transfer any of the above mentioned by trust deed in accordance with section 23 and 24 of the Special Corporate Powers Act, (Quebec), or any successor thereto, or in any other manner.

(iv) hypothecate or mortgage the immoveable property of the Amalgamated Corporation or pledge or otherwise affect the moveable property, or give all such guarantees to secure the payment of loans made otherwise than by the issue of debentures, as well as the payment or performance of any other debt, contract or obligations of the Amalgamated Corporation;

(v) exercise generally all or any of the rights or powers which the Amalgamated Corporation itself may exercise under its charter and the laws governing it; and

(vi) delegate in and by any resolution or by-law to any officers or directors all or any of the powers hereby conferred upon the directors.

Nothing contained herein shall limit or restrict the borrowing of money by the Amalgamated Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Amalgamated Corporation or to affect, alter or restrict any power or authority conferred upon the directors by any other by-laws or resolutions of the Amalgamated Corporation.

(d) The Amalgamated Corporation may, at any time and from time to time, purchase for cancellation or otherwise acquire any of its issued shares of any class or any of its warrants pursuant to the provisions of the Act at the lowest price and on the most favourable terms which, in the opinion of the board of directors of the Amalgamated Corporation, such shares or warrants are obtainable.

10. The first directors of the Amalgamated Corporation shall be the persons whose names and addresses are set out below, who shall hold office until the first annual meeting of the Amalgamated Corporation or until their successors are elected or appointed:

Name                                   Address

David M. Groves                        2523 Robinson Street
                                       Mississauga, Ontario
                                       L5C 2P2

Jason I. Cassis                        1276 Shaver Road
                                       Ancaster, Ontario
                                       L9G 3L1

The directors shall subsequently be elected each year at either a general meeting or the annual meeting of the shareholders by a majority of the votes cast at the meeting. The management and supervision of the business and affairs of the Amalgamated Corporation shall be under the control of the board of directors from time to time, subject to the provisions of the Act.

11. The authorized shares of E-Bill, Enersphere and Urbana shall be converted into authorized and issued shares of the Amalgamated
Corporation as follows:

(a) the 2,950,000 issued and outstanding common shares in the capital of E-Bill shall be converted into 2,950,000 common shares in the capital of the Amalgamated Corporation at the rate of one (1) common share of E-Bill being converted into one (1) common share of the Amalgamated Corporation;

(b) the 2,123,000 issued and outstanding common shares in the capital of Enersphere shall be converted into 2,123,000 common shares in the capital of the Amalgamated Corporation at the rate of one (1) common share of Enersphere being converted into one (1) common share of the Amalgamated Corporation; and

(c) the 10,000,000 issued and outstanding common shares in the capital of Urbana shall be converted into 10,000,000 common shares in the capital of the Amalgamated Corporation at the rate of one (1) common share of Urbana being converted into one (1) common share of the Amalgamated Corporation.

After the issue of a Certificate of Amalgamation giving effect to the amalgamation contemplated by this Agreement, the shareholders of E-Bill, Enersphere and Urbana shall, at the request of the Amalgamated Corporation, surrender the certificates representing shares held by them in E-Bill, Enersphere and Urbana and, in return, shall be entitled to receive certificates representing shares of the Amalgamated Corporation on the basis set out above.

12. The by-laws of E-Bill shall, to the extent not inconsistent with this Agreement, be the by-laws of the Amalgamated
Corporation, until repealed, amended, altered or added to.

13. E-Bill shall contribute to the Amalgamated Corporation all of its property and its assets subject to all its liabilities.

14. Enersphere shall contribute to the Amalgamated Corporation all of its property and its assets subject to all its liabilities.

15. Urbana shall contribute to the Amalgamated Corporation all of its property and its assets subject to all its liabilities.

16. The Amalgamated Corporation shall possess all the property, assets, rights, privileges and franchises and shall be subject to all the contracts, liabilities, debts and obligations of E-Bill, Enersphere and Urbana.

17. No action or proceeding by or against E-Bill, Enersphere and Urbana shall abate or be affected by the amalgamation, but for all purposes of the action or proceeding, the names of the Amalgamated Corporation shall be substituted in the action or proceeding in place of E-Bill, Enersphere and Urbana as the case may be.

18. On the shareholders of E-Bill, Enersphere and Urbana respectively approving this agreement in accordance with the provisions of the Act, the parties to this agreement shall complete and send Articles of Amalgamation prescribed form to the Director, Corporations Branch, Ministry of Consumer and Commercial Relations , providing for the amalgamation of E-Bill, Enersphere and Urbana on and subject to the terms and conditions of this agreement.

19. This agreement may be terminated without cause or reason by the board of directors of any of E-Bill, Enersphere and Urbana, despite the approval of this agreement or by the shareholders of E-Bill, Enersphere and Urbana, at any time before the issue of a Certificate of Amalgamation under the Act.

IN WITNESS WHEREOF this Agreement has been duly executed by the Parties to as witnessed by the signatures of their proper offices in that behalf

                              E-BILL DIRECT INC.


                              Per: /s/  David Groves
                              President & Secretary - David Groves


                              ENERSPHERE.COM INC.


                              Per: /s/  Rick Whittaker
                              President - Rick Whittaker

                              Per: /s/  John Cullen
                              Secretary - John Cullen


                              URBANA.CA ENTERPRISES CORP.


                              Per: /s/  Jason Cassis
                              President - Jason Cassis

                              Per: /s/  Greg Alexanian
                              Secretary - Greg Alexanian